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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              DIEDRICH COFFEE, INC.

     Diedrich Coffee, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is Diedrich Coffee, Inc. Diedrich Coffee, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on August 29, 1996. Certificates of Amendment to the Certificate of Incorporation of this Corporation were filed with the Secretary of State of the State of Delaware on May 8, 2001, and May 9, 2001.

     2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     3. The text of the Certificate of Incorporation is heretofore restated to read in its entirety as follows:

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              DIEDRICH COFFEE, INC.

                                    ARTICLE I
                               NAME OF CORPORATION

     The name of this corporation is: DIEDRICH COFFEE, INC.

                                   ARTICLE II
                                REGISTERED OFFICE

     The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.


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                                   ARTICLE III
                                     PURPOSE

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

     The corporation is authorized to issue two classes of shares of stock to be designated, respectively, "Common" and "Preferred"; the total number of such shares shall be eleven million seven hundred and fifty thousand (11,750,000); the total number of Common shares shall be eight million seven hundred fifty thousand (8,750,000), each having a par value of one cent ($.01); and the total number of Preferred shares shall be three million (3,000,000), each having a par value of one cent ($.01).

     The Preferred shares may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of Preferred shares, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

                                    ARTICLE V
                          BOARD POWER REGARDING BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

                                   ARTICLE VI
                              ELECTION OF DIRECTORS

     Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.


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                                   ARTICLE VII
                        LIMITATION OF DIRECTOR LIABILITY

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this
Article VII at the time of such repeal or modification.

                                  ARTICLE VIII
                                 CORPORATE POWER

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE IX
                       CREDITOR COMPROMISE OR ARRANGEMENT

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.


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     4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of Delaware.

     5. This Restated Certificate of Incorporation shall become effective upon filing.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Matthew C. McGuinness, its authorized officer this 11th day of May, 2001.

                                                DIEDRICH COFFEE, INC.


                                                /s/ Matthew C. McGuinness
                                                --------------------------------
                                                    Matthew C. McGuinness
                                                    Chief Financial Officer


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